Exhibit 99.1

Pharmacopeia Advances Strategic Plan to Focus Resources on Development and Later-
Stage Discovery Programs

May 30, 2008 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, announced today that it is implementing the next step in its ongoing effort to focus its resources on the company’s clinical and later-stage discovery programs. This effort includes an immediate workforce reduction of approximately 15 percent through attrition and termination of positions as well as a decrease in other expenses through improved operational efficiencies and increased financial discipline. The company’s annual operating expenditures are expected to decrease by at least $10 million in 2009.

“We believe that, with the recent announcement of our positive Phase 2a results for PS433540 (DARA), it is the appropriate time to continue executing our plan to allocate a greater share of our resources towards our later-stage programs,” said Joseph A. Mollica, Ph.D., Chairman of the Board of Directors and Interim President and Chief Executive Officer of Pharmacopeia. “We are grateful for the contributions of the highly talented individuals whose positions are impacted by these decisions and wish them success in their future endeavors.”

“In order to maximize shareholder value it is essential that we focus our efforts on the programs that can provide the greatest return. In addition to PS433540, these programs include: PS178990, our Selective Androgen Receptor Modulator (SARM) which we believe will progress into Phase 2 testing in the first half of 2009; PS031291, our oral CCR1 development candidate for which we intend to initiate clinical development for the treatment of rheumatoid arthritis in early 2009; and our JAK3 program for the topical treatment of psoriasis which we expect to enter preclinical development in 2009. Discovery research remains a core strength of Pharmacopeia and will be increasingly focused on the discovery and advancement of clinical candidates that we can independently develop into valuable assets that directly benefit our shareholders,” continued Dr. Mollica.

As the company continues to improve its operational flexibility and strengthen its balance sheet, it has a number of significant opportunities to generate cash including a partnership for PS433540, the continued success of its discovery efforts on behalf of partners, future development milestones and potential royalties for the several clinical candidates discovered by Pharmacopeia that are being advanced by partners such as Schering-Plough and Bristol-Myers Squibb and, when appropriate, accessing the capital markets.

In the second quarter of 2008, Pharmacopeia expects to record a charge of approximately $800,000 in connection with the severance provided to employees directly affected by the reduction in staffing.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs.  The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including eight clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease.  The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline.  Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contact:

Amy P. Sharpless

Pharmacopeia, Inc.

(609) 452-3643
ir_pr@pcop.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.